PROSPECTUS	Filed Pursuant to Rule 424(b)(3) Registration No. 333-291653

Kartoon Studios, Inc.

10,596,262 Shares of Common Stock

This prospectus relates to the resale from time to time of up to 10,596,262 shares of common stock, par value $0.001 per share (the “Common Stock”), of Kartoon Studios, Inc. by the selling stockholders identified in this prospectus, including their pledgees, assignees, donees, transferees or their respective successors-in-interest consisting of: (i) 9,903,049 shares of Common Stock (the “Common Warrant Shares”) issuable upon exercise of warrants (the “Common Warrants”) purchased by an institutional investor (the “Investor”) in a private placement transaction (the “October 2025 Private Placement”) pursuant to the terms of a securities purchase agreement, dated as of October 20, 2025 (the “Purchase Agreement”), between us and the Investor; and (ii) 693,213 shares of Common Stock (the “Placement Agent Warrant Shares”) issuable upon the exercise of warrants (the “Placement Agent Warrants”) issued to Dawson James Securities, Inc. (“Dawson James”) and its designees as partial compensation for Dawson James acting as exclusive placement agent in connection with the October 2025 Private Placement. The October 2025 Private Placement closed on October 22, 2025 (the “Closing Date”). The Investor, Dawson James and the designees of Dawson James that received Placement Agent Warrants are collectively referred to herein as the “Selling Stockholders.” The Common Warrants and the Placement Agent Warrants are collectively referred to herein as the “Warrants.” The Common Warrant Shares and the Placement Agent Warrant Shares are collectively referred to herein as the “Warrant Shares.”

We are filing this registration statement on Form S-1 (the “Resale Registration Statement”), of which this prospectus forms a part, to fulfill our contractual obligations with the Investor to provide for the registration of the resale of the Common Warrant Shares by the Investor, as well as to provide for the registration of the resale of the Placement Agent Warrant Shares by Dawson James and its designees. See “Selling Stockholders” beginning on page 17 of this prospectus for more information about the Selling Stockholders. The registration of the shares of Common Stock to which this prospectus relates does not require the Selling Stockholders to sell any of their shares of our Common Stock.

We are not offering any shares of Common Stock under this prospectus and will not receive any proceeds from the sale or other disposition of the Warrant Shares covered hereby. However, we will receive the proceeds from any exercise of the Warrants for cash. See “Use of Proceeds” beginning on page 11 of this prospectus.

The Selling Stockholders identified in this prospectus, or their pledgees, assignees, donees, transferees or their respective successors-in-interest, from time to time may offer and sell through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices the shares held by them directly or through underwriters, agents or broker-dealers on terms to be determined at the time of sale, as described in more detail in this prospectus. See “Plan of Distribution” beginning on page 20 of this prospectus for more information about how the Selling Stockholders may sell their respective shares of Common Stock. The Selling Stockholders may be deemed “underwriters” within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended.

We have agreed pursuant to the Purchase Agreement to bear all of the expenses in connection with the registration of the Common Warrant Shares pursuant to this prospectus and we will also bear all of the expenses in connection with the registration of the Placement Agent Warrant Shares. The Selling Stockholders will pay or assume all commissions, discounts, fees of underwriters, agents, selling brokers or dealer managers and similar expenses, if any, attributable to their respective sales of the Warrant Shares.

Our Common Stock is listed on the NYSE American, LLC (the “NYSE American”) under the symbol “TOON”. On December 8, 2025, the last reported sale price of our Common Stock on the NYSE American was $0.7433 per share. There is no established public trading market for any of the Warrants and we do not expect a market to develop.

Investing in our securities involves risks. You should review carefully the risks and uncertainties described under the heading “Risk Factors” contained in this prospectus, as described beginning on page 7 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense. The securities are not being offered in any jurisdiction where the offer is not permitted.

The date of this prospectus is December 9, 2025

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ABOUT THIS PROSPECTUS

You should rely only on the information that we have provided or incorporated by reference in this prospectus. Neither we nor the Selling Stockholders have authorized anyone to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. You should assume that the information in this prospectus is accurate only as of the date on the cover of the document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.

This prospectus and the documents incorporated by reference into this prospectus include statistical and other industry and market data that we obtained from industry publications and research, surveys and studies conducted by third parties. Industry publications and third-party research, surveys and studies generally indicate that their information has been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. Although we believe these third-party sources are reliable as of their respective dates, neither we nor the Selling Stockholders have independently verified the accuracy or completeness of this information.

The Selling Stockholders are offering the shares of Common Stock only in jurisdictions where such issuances are permitted. The distribution of this prospectus and the issuance of the shares of Common Stock in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the issuance of the shares and the distribution of this prospectus outside the United States. This prospectus does not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, the shares of Common Stock offered by this prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the sections entitled “Where You Can Find Additional Information” and “Incorporation of Certain Information By Reference.”

Except as otherwise indicated herein or as the context otherwise requires, references in this prospectus to “Kartoon Studios,” “the Company,” “we,” “us,” “our” and similar references refer to Kartoon Studios, Inc., an entity incorporated under the laws of the State of Nevada.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference into this prospectus contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Such forward-looking statements concern our anticipated results and progress of our operations in future periods, planned exploration and, if warranted, development of our properties, plans related to our business and other matters that may occur in the future. These statements relate to analyses and other information that are based on forecasts of future results, estimates of amounts not yet determinable and assumptions of management. All statements contained herein that are not clearly historical in nature are forward-looking, and the words “anticipate,” “believe,” “expect,” “estimate,” “may,” “will,” “could,” “leading,” “intend,” “contemplate,” “shall” and similar expressions are generally intended to identify forward-looking statements. Forward-looking statements are subject to a variety of known and unknown risks, uncertainties and other factors which could cause actual events or results to differ from those expressed or implied by the forward-looking statements. The section in this prospectus entitled “Risk Factors” and the sections in our periodic reports, including the section in our most recent Annual Report on Form 10-K entitled “Business,” and the section in such Form 10-K and any future Quarterly Report on Form 10-Qs incorporated herein by reference entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” as well as other sections in this prospectus and the documents or reports incorporated by reference into this prospectus, discuss some of the factors that could contribute to these differences. Forward-looking statements in this prospectus and the documents incorporated by reference herein and therein include, but are not limited to, statements with respect to:

•	our ability to generate revenue or achieve profitability;

•	our ability to obtain additional financing on acceptable terms, if at all;

•	fluctuations in the results of our operations from period to period;

•	general economic and financial conditions; the adverse effects of public health epidemics, including the recent coronavirus outbreak, on our business, results of operations and financial condition;

•	our ability to anticipate changes in popular culture, media and movies, fashion and technology;

•	competitive pressure from other distributors of content and within the retail market;

•	our reliance on and relationships with third-party production and animation studios;

•	our ability to market and advertise our products;

•	our reliance on third-parties to promote our products;

•	our ability to keep pace with technological advances;

•	performance of our information technology and storage systems;

•	a disruption or breach of our internal computer systems;

•	our ability to retain key personnel;

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•	our ability to successfully identify appropriate acquisition targets, successfully acquire identified targets and successfully integrate the business of acquired companies;

•	the impact of federal, state or local regulations on us or our vendors and licensees;

•	our ability to protect and defend against litigation, including intellectual property claims;

•	the volatility of our stock price;

•	the marketability of our stock;

•	our broad discretion to invest or spend the proceeds of our financings in ways with which our stockholders may not agree and may have limited ability to influence; and;

•	other risks and uncertainties set forth herein and in the documents incorporated by reference herein under the heading “Risk Factors.”

Any or all of our forward-looking statements in this prospectus may turn out to be wrong. They can be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties. Consequently, no forward-looking statement can be guaranteed. Actual results may vary materially from those set forth in forward-looking statements. The uncertainties that may cause differences include, but are not limited to: our need for additional funds to finance our operations; our history of losses; anticipated continuing losses and uncertainty of future financing; market acceptance of our services; the sufficiency of our existing capital resources; competition from other companies; the risk of technological obsolescence; uncertainties related to our ability to obtain intellectual property protection for our technology; and dependence on officers, directors and other individuals.

We will not update forward-looking statements, whether as a result of new information, future events or otherwise, unless required by law. You are advised to consult any further disclosures we make in our reports to the SEC, including our reports on Forms 10-K, 10-Q and 8-K. Our filings list various important factors that could cause actual results to differ materially from expected results. We note these factors for investors as permitted by the Private Securities Litigation Reform Act of 1995. You should understand that it is not possible to predict or identify all such factors. Consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties.

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PROSPECTUS SUMMARY

This summary contains basic information about us and this offering. This summary highlights selected information contained elsewhere in, or incorporated by reference into, this prospectus. This summary is not complete and may not contain all of the information that is important to you and that you should consider before deciding whether or not to invest in our securities. For a more complete understanding of our Company and this offering, you should carefully read this prospectus, including any information incorporated by reference herein in its entirety. Investing in our securities involves risks that are described in this prospectus under the heading “Risk Factors,” under the headings “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2024, in our Quarterly Reports on Form 10-Q and in our other filings with the SEC.

Our Company

Overview

Kartoon Studios, Inc. (formerly known as Genius Brands International, Inc.) (the “Company” or “we,” “us” or “our”) is a global content and brand management company that creates, produces, licenses, and broadcasts educational, multimedia animated content for children. Led by experienced industry personnel, we distribute our content primarily on streaming platforms and television, and license properties for a broad range of consumer products based on our characters. We are a “work for hire” producer for many of the streaming outlets and animated content intellectual property (“IP”) holders. In the children’s media sector, our portfolio features “content with a purpose” for toddlers to tweens, providing enrichment as well as entertainment. With the exception of selected WOW Unlimited Media Inc. (“Wow”) titles, our programs, along with licensed programs, are being broadcast in the United States on our wholly-owned advertisement supported video on demand (“AVOD”) service, our free ad supported TV (“FAST”) channels and subscription video on demand (“SVOD”) outlets, Kartoon Channel! and Ameba TV, as well as linear streaming platforms. These streaming platforms include Comcast, Cox, DISH, Sling TV, Amazon Prime Video, Amazon Fire, Roku, Apple TV, Apple iOS, Android TV, Android mobile, Pluto TV, Xumo, Tubi, YouTube, YouTube Kids, and Samsung and LG smart TVs. Our in-house owned and produced animated shows include Stan Lee’s Superhero Kindergarten starring Arnold Schwarzenegger, Llama Llama starring Jennifer Garner,Rainbow Rangers, KC! Pop Quiz and Shaq’s Garage starring Shaquille O’Neal. Our library titles include the award-winning Baby Genius, adventure comedy Thomas Edison’s Secret Lab®, and Warren Buffett’s Secret Millionaires Club, created with and starring iconic investor Warren Buffett, Team Zenko Go!, Reboot, Bee & PuppyCat: Lazy in Space and Castlevania.

In addition to operating our own channels, we license our programs to other services worldwide, including Netflix, Paramount+, Max, Nickelodeon, and satellite, cable and terrestrial broadcasters around the world.

Through our investments in Germany’s Your Family Entertainment AG (“YFE”), a publicly traded company on the Frankfurt Stock Exchange (RTV-Frankfurt), we have gained access to a leading producer and distributor of high-quality children’s and family programming. YFE owns and operates one of Europe’s largest channel-independent libraries of around 150 titles and 3,500 half-hour episodes.

Through the ownership of WOW, we established an affiliate relationship with Mainframe Studios, which is one of the largest animation producers in the world. In addition, Wow owns Frederator Networks Inc. (“Frederator”) and its Channel Frederator Network, the largest animation focused creator network on YouTube with over 2,500 channels. Frederator also owns Frederator Studios, focused on developing and producing shorts and series for and with partners. Over the past 20 years, Frederator Studios has partnered with Cartoon Network, Nickelodeon, Nick Jr., Netflix, Sony Pictures Animation and Amazon.

We have rights to certain select valuable IP, through our ownership of a controlling interest in Stan Lee Universe, LLC (“SLU”), an entity we control and through which we control the name, likeness, signature, and all consumer product and IP rights to Stan Lee (the “Stan Lee Assets”).

We also own The Beacon Media Group, LLC and The Beacon Communications Group, Ltd. (collectively, “Beacon”), a leading North American media and marketing agency, celebrated for its innovative, tailored strategies and unmatched expertise in reaching kids, parents, and families with precision and impact. Beacon represents over 20 kids and family clients, including Bandai Namco, Moose Toys, Bazooka Brands, Goliath Games, Playmates Toys, Cepia LLC, and Zebra Pens.

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In addition, we own the Canadian company Ameba Inc. (“Ameba”), which operates a premier subscription-based streaming service specializing in younger children’s entertainment. As a cornerstone of our subscription offerings, Ameba delivers a vast library of engaging and educational content, accessible across multiple platforms. We believe that Ameba significantly enhances our digital footprint and revenue streams.

On June 23, 2023, we changed our name from Genius Brands International, Inc. to Kartoon Studios, Inc. through our merger with and into our wholly owned subsidiary. On June 26, 2023, we transferred the listing of our common stock from the Nasdaq Capital Market to the NYSE American. Our common stock began trading on NYSE American under the new symbol “TOON” on June 26, 2023.

Company Information

We were incorporated in California on January 3, 2006 and reincorporated in Nevada in October 2011. We commenced operations in January 2006, assuming all of the rights and obligations of our then Chief Executive Officer, under an Asset Purchase Agreement between us and Genius Products, Inc., in which we obtained all rights, copyrights, and trademarks to the brands “Baby Genius,” “Kid Genius,” “123 Favorite Music” and “Wee Worship,” and all then existing productions under those titles. In October 2011, we (i) changed our domicile to Nevada from California, and (ii) changed our name to Genius Brands International, Inc. from Pacific Entertainment Corporation (the “Reincorporation”). In connection with the Reincorporation, we changed our trading symbol from “PENT” to “GNUS.” In June 2023, we changed our name to Kartoon Studios, Inc. from Genius Brands International, Inc. along with our trading symbol “GNUS” to “TOON.”

Our principal executive offices are located at 190 N Canon Drive, 4th Floor, Beverly Hills, California 90210. Our telephone number is 310-273-4222. We maintain an Internet website at www.kartoonstudios.com. The information contained on, connected to or that can be accessed via our website is not part of this prospectus.

Implications of Being a Smaller Reporting Company

We are a “smaller reporting company” as defined in the Exchange Act, and have elected to take advantage of certain of the scaled disclosures available to smaller reporting companies. To the extent that we continue to qualify as a “smaller reporting company” as such term is defined in Rule 12b-2 under the Exchange Act we may take advantage of specified reduced reporting requirements and other burdens that are otherwise applicable generally to other public companies including exemption from compliance with the auditor attestation requirements pursuant to SOX and reduced disclosure about our executive compensation arrangements. We will continue to be a “smaller reporting company” until we have $250 million or more in public float (based on our common stock) measured as of the last business day of our most recently completed second fiscal quarter or, in the event we have no public float (based on our common stock) or a public float (based on our common stock) that is less than $700 million, annual revenues of $100 million or more during the most recently completed fiscal year.

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THE OFFERING

This prospectus relates to the resale or other disposition from time to time by the Selling Stockholders identified of up to 10,596,262 shares of our Common Stock. None of the shares registered hereby are being offered for sale by us.

Shares of Common Stock offered by the Selling Stockholders	10,596,262 shares of Common Stock, consisting of: (i) 9,903,049 Common Warrant Shares issuable upon the exercise of the Common Warrants; and (ii) 693,213 Placement Warrant Shares issuable upon the exercise of the Placement Agent Warrants.

Common stock to be outstanding after this offering	64,501,959 shares of Common Stock, assuming the exercise of all of the Common Warrants and the Placement Agent Warrants.

Registration Rights	Under the terms of the Purchase Agreement, we agreed to file this Resale Registration Statement with respect to the registration of the resale by the Investor of the Common Warrant Shares by the 30th calendar day following the date of the Purchase Agreement. In addition, we agreed to use commercially reasonable efforts to cause this Resale Registration Statement to become effective within 90 days following the Closing Date and to keep such this registration effective at all times until the Investor no longer owns any of the Common Warrants and Common Warrant Shares.

Use of Proceeds

The Selling Stockholders will receive all of the proceeds of the sale of shares of Warrant Shares offered from time to time pursuant to this prospectus. Accordingly, we will not receive any proceeds from the sale of the Warrant Shares that may be sold from time to time pursuant to this prospectus; however, we will receive proceeds from any cash exercise of the Warrants. See “Use of Proceeds.” We intend to use the proceeds from any cash exercise of the Warrants for working capital and general corporate purposes.

Plan of Distribution	The Selling Stockholders named in this prospectus, or their pledgees, donees, transferees, distributees, beneficiaries or other successors-in-interest, may offer or sell the shares of Common Stock offered hereby from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. The Selling Stockholders may also resell the shares of Common Stock to or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions. See “Selling Stockholders” beginning on page 17 of this prospectus for more information about the Selling Stockholders.

Risk Factors	See “Risk Factors” beginning on page 7 of this prospectus and the other information included in this prospectus for a discussion of factors you should carefully consider before investing in our securities.
NYSE American Trading Symbol	Our Common Stock is listed on the NYSE American under the symbol “TOON.”

Except as otherwise indicated, the number of shares of Common Stock to be outstanding immediately after this offering is based on 53,905,697 shares of Common Stock outstanding as of November 14, 2025 and excludes, as of such date, the following:

•	973,980 shares of Common Stock issuable upon the exercise of stock options outstanding under our 2020 Incentive Plan, at a weighted-average exercise price of $11.56 per share;

•	965,604 shares of Common Stock issuable upon vesting of restricted stock units outstanding;

•	9,399,528 shares of Common Stock reserved for future issuance under our 2020 Incentive Plan;

•	41,622,504 shares of Common Stock issuable upon the exercise of outstanding warrants, at a weighted-average exercise price of $1.52 per share; and

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RISK FACTORS

Our Annual Report on Form 10-K for the year ended December 31, 2024, which is incorporated by reference into this prospectus, our subsequent Quarterly Reports on Form 10-Q as well as our other filings with the SEC, include material risk factors relating to our business. Those risks and uncertainties and the risks and uncertainties described below are not the only risks and uncertainties that we face. Additional risks and uncertainties that are not presently known to us or that we currently deem immaterial or that are not specific to us, such as general economic conditions, may also materially and adversely affect our business and operations. If any of those risks and uncertainties or the risks and uncertainties described below actually occurs, our business, financial condition or results of operations could be harmed substantially. In such a case, you may lose all or part of your investment. You should carefully consider the risks and uncertainties described below and those risks and uncertainties incorporated by reference into this prospectus, as well as the other information included in this prospectus, before making an investment decision with respect to our common stock.

Risks Related to this Offering

The number of Warrant Shares being registered for resale is significant in relation to the number of our outstanding shares of Common Stock.

We have filed a registration statement of which this prospectus forms a part to register the Warrant Shares offered hereunder for sale into the public market by the Selling Stockholders. These shares represent a large number of shares of our outstanding shares of Common Stock, and if sold in the market all at once or at about the same time, could depress the market price of our Common Stock during the period the registration statement remains effective and could also affect our ability to raise equity capital.

Resales of our Common Stock in the public market by our stockholders as a result of this offering may cause the market price of our Common Stock to fall.

We are registering the Warrant Shares. Sales of substantial amounts of our Common Stock in the public market, or the perception that such sales might occur, could adversely affect the market price of our Common Stock. The issuance of new shares of Common Stock could result in resales of our Common Stock by our current stockholders concerned about the potential ownership dilution of their holdings. Furthermore, in the future, we may issue additional shares of Common Stock or other equity or debt securities exercisable or convertible into Common Stock. Any such issuance could result in substantial dilution to our existing stockholders and could cause our stock price to decline.

Investors who buy shares at different times will likely pay different prices.

Investors who purchase shares in this offering at different times will likely pay different prices, and so may experience different levels of dilution and different outcomes in their investment results.

Our management will have broad discretion over the use of the proceeds from the exercise of the Warrants, you may not agree with how we use the proceeds, and the proceeds may not be invested successfully.

The Selling Stockholders will receive all of the proceeds of the sale of shares of Common Stock offered from time to time pursuant to this prospectus. Accordingly, we will not receive any proceeds from the sale of shares of Common Stock that may be sold from time to time pursuant to this prospectus; however, we will receive proceeds from the cash exercise of the Warrants. We intend to use the proceeds from any cash exercise of the Warrants for working capital and general corporate purposes. However, we have not designated any portion of the proceeds received from the exercise of Warrants to be used for any particular purpose. Accordingly, our management will have broad discretion as to the use of such proceeds and you will be relying on the judgment of our management with regard to the use of these proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. It is possible that, pending their use, we may invest the proceeds received from the exercise of the Warrants in a way that does not yield a favorable, or any, return for our company. Our management’s judgment may not result in positive returns on your investment and you will not have the opportunity to evaluate the economic, financial or other information upon which our management bases its decisions.

We do not intend to pay dividends in the foreseeable future on our Common Stock.

We have never paid cash dividends on our Common Stock. We currently intend to retain our future earnings, if any, to finance the operation and growth of our business and currently do not plan to pay any cash dividends in the foreseeable future. If we do not pay dividends, our Common Stock may be less valuable because a return on your investment will only occur if the market price of our Common Stock price appreciates.

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description of Registered Direct Offering and Concurrent Private Placement

On October 20, 2025, we entered into the Purchase Agreement with the Investor, pursuant to which we agreed to issue to the Investor, (i) in a registered direct offering (the “October 2025 Registered Direct Offering” and, together with the October 2025 Private Placement, the “October Offerings”), 3,000,000 shares of our Common Stock and pre-funded warrants (“Pre-Funded Warrants”) to purchase up to 6,903,049 shares of Common Stock (the “Pre-Funded Warrant Shares”), and (ii) in the October 2025 Private Placement, Common Warrants to purchase up to an aggregate of 9,903,049 Common Warrant Shares, with an exercise price of $0.738. The October Offerings closed on October 22, 2025, and we received aggregate gross proceeds of approximately $7.3 million in connection therewith, excluding any proceeds that may be received upon the exercise of the Common Warrants and before deducting fees payable to Dawson James and other offering expenses payable by us. Each share of Common Stock and privately placed Common Warrant was sold at a public offering price of $0.738. Each Pre-Funded Warrant and privately placed Common Warrant was sold at a public offering price of $0.737.

The shares of Common Stock, Pre-Funded Warrants and Pre-Funded Warrant Shares were offered by us pursuant to a shelf registration statement on Form S-3 (File No. 333-276259), which was declared effective by the SEC on January 5, 2024 (the “Shelf Registration Statement”). The Common Warrants and the Common Warrant Shares were not registered under the Securities Act at the time of issuance, and were instead offered pursuant to the exemption provided in Section 4(a)(2) under the Securities Act and/or Rule 506(b) promulgated thereunder.

Pursuant to the terms of the Purchase Agreement, until January 31, 2026, we agreed that neither we nor any of our subsidiaries will issue (or enter into any agreement to issue) any shares of Common Stock or Common Stock Equivalents (as defined in the Purchase Agreement) or file any registration statement or any amendment or supplement thereto, subject to certain limited exceptions, including (i) the prospectus supplement relating to the October 2025 Registered Direct Offering, (ii) this Resale Registration Statement and (iii) certain limited exceptions. We further agreed, subject to limited exceptions, for a period from the date of the Purchase Agreement until October 20, 2027, not to issue, enter into any agreement to issue or announce the issuance or proposed issuance of any shares of Common Stock or Common Stock Equivalents involving a Variable Rate Transaction (as defined in the Purchase Agreement), provided however that commencing October 20, 2026, we are allowed to enter into, and issue shares pursuant to, an “at the market” offering.

Dawson James acted as the exclusive placement agent on a “reasonable best efforts” basis, in connection with the October Offerings and received a cash fee of 7.0% of the aggregate gross proceeds paid to us for the securities sold in the October Offerings and reimbursement of certain out-of-pocket expenses of $75,000. Dawson James is also entitled to receive a cash fee of 7.0% of the gross proceeds received from the exercise of any Common Warrants. As additional compensation to Dawson James, in connection with the October Offerings, we issued to Dawson James and its designees, Placement Agent Warrants to purchase an aggregate of 693,213 Placement Agent Warrant Shares with substantially the same terms as the Common Warrants, except that they have an exercise price per share equal to $0.8118. The Placement Agent Warrants were offered pursuant to the exemption provided in Section 4(a)(2) under the Securities Act and/or Rule 506(b) promulgated thereunder.

Pursuant to the Purchase Agreement, we agreed to file, as soon as practicable (and in any event within thirty (30) calendar days of the date of the Purchase Agreement), this Resale Registration Statement providing for the resale by the Investor of the Common Warrant Shares. In addition, we agreed to use commercially reasonable efforts to cause the Resale Registration Statement to become effective within ninety (90) days following the Closing Date and to keep the Resale Registration Statement effective at all times until the Investor does not own any Common Warrants or Common Warrant Shares.

Pursuant to the Purchase Agreement, the Investor has the right to participate in certain subsequent financings by us in an amount equal to 50% of such subsequent financings for 12 months following the Closing Date.

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Pursuant to the Purchase Agreement, the Investor agreed that it neither it nor any affiliate will execute any sales of any of the Company’s securities: (i) with respect to all such sales (other than Short Sales (as such term is defined in the Purchase Agreement)), during the period commencing on the date of the Purchase Agreement and ending at December 31, 2025, and (ii) with respect to Short Sales) only, during the period commencing on the date of the Purchase Agreement and ending at December 31, 2025; provided that the foregoing restrictions shall not apply to any sales of any of the Company’s securities at a sale price per share of Common Stock greater than $1.00.

Terms of the Pre-Funded Warrants

The Pre-Funded Warrants will be immediately exercisable at an exercise price of $0.001 per share and will remain exercisable until such Pre-Funded Warrants are exercised in full.

The exercise price of the Pre-Funded Warrants, and the number of Pre-Funded Warrant Shares, will be subject to adjustment in the event of any stock dividend or split, reverse stock split, recapitalization, reorganization or similar transaction, as described in the Pre-Funded Warrants.

A holder will not have the right to exercise any portion of the Pre-Funded Warrants if the holder (together with its affiliates) would beneficially own in excess of 4.99% (or, upon election of the holder, 9.99%) of the number of shares of Common Stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of such warrants. However, any holder may increase or decrease such percentage, provided that any increase will not be effective until the 61st day after such election.

In the event of a Fundamental Transaction (as such term is defined in the Pre-Funded Warrants), then the successor entity will succeed to, and be substituted for the Company, and may exercise every right and power that the Company may exercise and will assume all of the Company’s obligations under the Pre-Funded Warrants with the same effect as if such successor entity had been named in the Pre-Funded Warrant itself. If holders of the Common Stock are given a choice as to the securities, cash or property to be received in a Fundamental Transaction, then the holder will be given the same choice as to the consideration it receives upon any exercise of the Pre-Funded Warrant following such Fundamental Transaction.

Except as otherwise provided in the Pre-Funded Warrants or by virtue of such holder’s ownership of shares of Common Stock, the holder of a Pre-Funded Warrants will not have the rights or privileges of a holder of Common Stock, including any voting rights, until the holder exercises such warrant.

Terms of the Common Warrants

The Common Warrants will be exercisable commencing after the six month anniversary of their issue date (the “Initial Exercise Date”) and will expire on the fifth anniversary of the Initial Exercise Date.

If at the time of exercise of the Common Warrants a registration statement registering the issuance of the Common Warrant Shares under the Securities Act is not effective or available, the holder may, in its sole discretion, elect to exercise the Common Warrants through a cashless exercise, in which case the holder would receive upon such exercise the net number of shares of Common Stock determined according to the formula set forth in the Common Warrants.

The exercise price of the Common Warrants, and the number of Common Warrant Shares, will be subject to adjustment in the event of any stock dividend or split, reverse stock split, recapitalization, reorganization or similar transaction, as described in the Common Warrants.

A holder will not have the right to exercise any portion of the Common Warrants if the holder (together with its affiliates) would beneficially own in excess of 4.99% (or, upon election of the holder, 9.99%) of the number of shares of Common Stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of such warrants. However, any holder may increase or decrease such percentage, provided that any increase will not be effective until the 61st day after such election.

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In the event of a Fundamental Transaction (as such term is defined in the Common Warrants), then the successor entity will succeed to, and be substituted for the Company, and may exercise every right and power that the Company may exercise and will assume all of the Company’s obligations under the Common Warrants with the same effect as if such successor entity had been named in the Common Warrant itself. If holders of the Common Stock are given a choice as to the securities, cash or property to be received in a Fundamental Transaction, then the holder will be given the same choice as to the consideration it receives upon any exercise of the Common Warrant following such Fundamental Transaction. In addition, the successor entity, at the request of holders of Common Warrants, will be obligated to purchase any unexercised portion of the Common Warrants in accordance with the terms thereof. Notwithstanding the foregoing, in the event of a Fundamental Transaction, the holders of the Common Warrants have the right to require the Company or a successor entity to redeem the Common Warrants for cash in the amount of the Black Scholes Value (as defined in the Common Warrants) of the unexercised portion of the Common Warrants concurrently with or within thirty (30) days following the consummation of a Fundamental Transaction. However, in the event of a Fundamental Transaction which is not in the Company’s control, including a Fundamental Transaction not approved by the Company’s board of directors, the holders of the Common Warrants will only be entitled to receive from the Company or its successor entity the same type or form of consideration (and in the same proportion), at the Black Scholes Value of the unexercised portion of the Common Warrant that is being offered and paid to the holders of Common Stock in connection with the Fundamental Transaction, whether that consideration is in the form of cash, stock or any combination of cash and stock, or whether the holders of Common Stock are given the choice to receive alternative forms of consideration in connection with the Fundamental Transaction.

 Except as otherwise provided in the Common Warrants or by virtue of such holder’s ownership of shares of Common Stock, the holder of a Common Warrants will not have the rights or privileges of a holder of Common Stock, including any voting rights, until the holder exercises such warrant.

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USE OF PROCEEDS

The Selling Stockholders will receive all of the proceeds of the sale of Warrant Shares offered from time to time pursuant to this prospectus. Accordingly, we will not receive any proceeds from the sale of Warrant Shares that may be sold from time to time pursuant to this prospectus; however, we will receive proceeds from the cash exercise of the Warrants. We currently intend to use the net proceeds from such cash exercises for working capital and general corporate purposes.

The expected use of net proceeds from the cash exercise of the Warrants represents our intentions based upon our current plans and business conditions, which could change in the future as our plans and business conditions evolve and change. The amounts and timing of our actual expenditures, specifically with respect to working capital, may vary significantly depending on numerous factors. As a result, our management will retain broad discretion over the allocation of the net proceeds from such cash exercise, if any. We have no current agreements, commitments or understandings for any material acquisitions or licenses of any products, businesses or technologies that are definitive or probable to close.

DIVIDEND POLICY

We have never declared or paid any cash dividends on shares of Common Stock and we do not currently intend to pay any cash dividends on our Common Stock in the foreseeable future. We expect to retain all available funds and future earnings, if any, to fund the development and growth of our business. Any future determination to pay dividends, if any, on our shares of Common Stock will be at the discretion of our board of directors and will depend on, among other factors, the terms of any outstanding preferred stock, our results of operations, financial condition, capital requirements and contractual restrictions.

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DILUTION

If you invest in our securities in this offering, your interest will be diluted immediately to the extent of the difference between the public offering price paid by the purchasers of the Warrant Shares sold in this offering and the pro forma as adjusted net tangible book value per shares of Common Stock after this offering.

Our historical net tangible book value of our Common Stock as of September 30, 2025, was approximately $5.3 million, or approximately $0.11 per share of Common Stock. Net tangible book value per share represents the amount of our total tangible assets less total liabilities divided by the total number of our shares of Common Stock outstanding as of September 30, 2025.

Our pro forma net tangible book value as of September 30, 2025 was approximately $13.1 million, or approximately $0.24 per share of Common Stock. Pro forma net tangible book value represents the amount of our tangible book value as adjusted to take into account the issuance, subsequent to September 30, 2025, of: (i) 3,000,000 shares of Common Stock in a registered direct offering and our receipt of approximately $6.6 million in net proceeds; (ii) 1,967,580 shares of Common Stock pursuant to Section 3(a)(10) of the Securities Act and the decrease in liabilities of approximately $1.1 million related thereto; and (iii) an aggregate of 24,487 shares of Common Stock issued to directors, consultants and employees pursuant to the 2020 Incentive Plan.

After giving effect to the pro forma adjustments set forth above and (a) the issuance of 9,903,049 shares of Common Stock upon the assumed exercise of the Common Warrants and our assumed receipt of approximately $6.8 million in estimated net proceeds from the exercise thereof, after the payment of the 7% commission to Dawson James; and (b) the issuance of 693,213 shares of Common Stock upon the assumed exercise of the Placement Agent Warrants and our assumed receipt of approximately $0.6 million in estimated net proceeds from the exercise of the Placement Agent Warrants, our pro forma as adjusted net tangible book value as of September 30, 2025, would have been approximately $20.4 million, or approximately $0.32 per share of Common Stock. Assuming the sale price of the Warrant Shares in this offering is their respective exercise price, this represents an immediate increase in net tangible book value of approximately $0.08 per share of Common Stock to our existing security holders and an immediate dilution in as adjusted net tangible book value of approximately $0.418 per share of Common Stock to purchasers of Common Warrant Shares Stock and $0.4918 to purchasers of Placement Agent Warrant Shares in this offering.

Exercise price of Common Warrants		$0.738
Exercise price of Placement Agent Warrants		$0.8118
Historical net tangible book value per share as of September 30, 2025	$0.11
Pro Forma net tangible book value per share	$0.24
Increase in pro forma net tangible book value per share attributable to this offering	$0.08
Pro Forma as adjusted net tangible book value per share after giving effect to this offering		$0.32
Dilution in net tangible book value per share to investors purchasing of Common Warrant Shares in this offering		$0.418
Dilution in net tangible book value per share to investors purchasing of Placement Agent Warrant Shares in this offering		$0.4918

The table and discussion above are based on 48,913,630 shares of Common Stock outstanding as of September 30, 2025, and excludes, as of that date, the following:

•	870,417 shares of Common Stock issuable upon vesting of restricted stock units outstanding;
•	973,980 shares of Common Stock issuable upon exercise of outstanding options, at a weighted average exercise price of $11.56 per share;
•	24,150,943 shares of Common Stock issuable upon exercise of outstanding warrants, at a weighted average exercise price of $2.32 per share;
•	9,422,971 shares of Common Stock reserved for future issuance under our 2020 Incentive Plan; and
•	1,967,580 shares of Common Stock which may be issued to Continuation Capital, Inc. pursuant to Section 3(a)(10) of the Securities Act.

To the extent that any outstanding options or warrants are exercised, new options or shares of restricted stock units are issued under our equity incentive plans, or we otherwise issue additional shares of Common Stock in the future, there will be further dilution to our investors. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

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DESCRIPTION OF OUR CAPITAL STOCK

The following is a description of the material terms of our capital stock. This is a summary only and does not purport to be complete. It is subject to and qualified in its entirety by reference to our Articles of Incorporation and our Bylaws, each of which are incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part. We encourage you to read our Articles of Incorporation, our Bylaws, and the applicable provisions of the Nevada Revised Statute (the “NRS”), for additional information.

Authorized Capital Stock

Our authorized capital stock consists of (i)190,000,000 shares of Common Stock, par value $0.001 per share; and (ii) 10,000,000 are shares of preferred stock, par value $0.001 per share.

Capital Stock Issued and Outstanding

As of November 14, 2025, we have issued and outstanding (i) 53,905,697 shares of Common Stock; and (ii) 0 shares of preferred stock outstanding.

Common Stock

The holders of our Common Stock are entitled to one vote per share. In addition, the holders of our Common Stock will be entitled to receive ratably such dividends, if any, as may be declared by our Board of Directors out of legally available funds; however, the current policy of our Board of Directors is to retain earnings, if any, for operations and growth. In the event of our liquidation, dissolution or winding-up, the holders of our Common Stock will be entitled to share ratably in all assets that are legally available for distribution. The holders of our Common Stock are not entitled to preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of our Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any series of preferred stock, which may be designated solely by action of our board of directors and issued in the future.

Preferred Stock

Our Board of Directors is authorized, subject to any limitations prescribed by law, without further vote or action by our stockholders, to issue from time to time shares of preferred stock in one or more series. Each series of preferred stock will have such number of shares, designations, preferences, voting powers, qualifications and special or relative rights or privileges as shall be determined by our Board of Directors, which may include, among others, dividend rights, voting rights, liquidation preferences, conversion rights and preemptive rights.

The Board of Directors’ authority to issue up to 10,000,000 shares of preferred stock without stockholder approval could make it more difficult for a third-party to acquire control of our company and could discourage such attempt. We have 6,000 shares of preferred stock designated as 0% Series A Convertible Preferred Stock, 1 share of preferred stock designated as Series B Preferred Stock, and 50,000 shares of preferred stock designated as Series C Preferred Stock. We currently do not have any shares of preferred stock outstanding and have no present plans to issue any additional shares of preferred stock.

Nevada Anti-Takeover Law and Certain Charter and Bylaw Provisions

Some features of the Nevada Revised Statutes, which are further described below, may have the effect of deterring third parties from making takeover bids for control of our company or may be used to hinder or delay a takeover bid. This would decrease the chance that our stockholders would realize a premium over market price for their shares of Common Stock as a result of a takeover bid.

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Acquisition of Controlling Interest

The Nevada Revised Statutes contain provisions governing acquisition of a controlling interest of a Nevada corporation. These provisions provide generally that any person or entity that acquires a certain percentage of the outstanding voting shares of a Nevada corporation may be denied voting rights with respect to the acquired shares, unless the holders of a majority of the voting power of the corporation, excluding shares as to which any of such acquiring person or entity, an officer or a director of the corporation, or an employee of the corporation exercises voting rights, elect to restore such voting rights in whole or in part. These provisions apply whenever a person or entity acquires shares that, but for the operation of these provisions, would bring voting power of such person or entity in the election of directors within any of the following three ranges:

•	20% or more but less than 33 1/3%;
•	33 1/3% or more but less than or equal to 50%; or
•	more than 50%.

The stockholders or board of directors of a corporation may elect to exempt the stock of the corporation from these provisions through adoption of a provision to that effect in the articles of incorporation or bylaws of the corporation.

These provisions are applicable only to a Nevada corporation, which:

•	has 200 or more stockholders of record, at least 100 of whom have addresses in Nevada appearing on the stock ledger of the corporation; and
•	does business in Nevada directly or through an affiliated corporation.

Our Bylaws, as amended in November 2013, provide that the provisions of NRS 78.378 and 78.3793 (“Acquisition of a Controlling Interest”) shall not apply to the Company or to any acquisition of a controlling interest in the Company by any existing or future stockholder.

Combination with Interested Stockholder

The Nevada Revised Statutes contain provisions governing combination of a Nevada corporation that has 200 or more stockholders of record with an interested stockholder. As of November 14, 2024, we had 188 stockholders of record, not including persons or entities that hold our stock in nominee or “street name” through various brokerage firms.

A corporation affected by these provisions may not engage in a combination within two years after the interested stockholder first became an interested stockholder, unless either (i) the combination or transaction by which the interested stockholder first became an interested stockholder is approved by the board of directors before the interested stockholder first became an interested stockholder, or (ii) the combination is approved by the board of directors and by the affirmative vote of the corporation’s stockholders representing at least 60% of the outstanding voting power of the corporation not beneficially owned by the interested stockholder or the interested stockholder’s affiliates. Generally, if approval is not obtained, then after the expiration of the two-year period, the business combination may be consummated with the approval of the board of directors of the combination or transaction by which the interested stockholder first became an interested stockholder before the person became an interested stockholder, or a majority of the voting power held by disinterested stockholders, or if the consideration to be received per share by disinterested stockholders is at least equal to the highest of:

•	the highest price per share paid by the interested stockholder within the two years immediately preceding the date of the announcement of the combination or within two years immediately before, or in the transaction in which he, she or it became an interested stockholder, whichever is higher;
•	the market value per share on the date of announcement of the combination or the date the person became an interested stockholder, whichever is higher; or
•	if higher for the holders of preferred stock, the highest liquidation value of the preferred stock, if any.

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Generally, these provisions define an interested stockholder as a person who is the beneficial owner, directly or indirectly, of 10% or more of the voting power of the outstanding voting shares of a corporation. Generally, these provisions define combination to include any merger or consolidation with an interested stockholder, or any sale, lease, exchange, mortgage, pledge, transfer or other disposition, in one transaction or a series of transactions, with an interested stockholder of assets of the corporation having:

•	an aggregate market value equal to 5% or more of the aggregate market value of the assets of the corporation;
•	an aggregate market value equal to 5% or more of the aggregate market value of all outstanding shares of the corporation; or
•	representing 10% or more of the earning power or net income of the corporation.

Articles of Incorporation and Bylaws

Pursuant to our Articles of Incorporation, the existence of authorized but unissued Common Stock and undesignated preferred stock may enable our board of directors to make more difficult or to discourage an attempt to obtain control of our Company by means of a merger, tender offer, proxy contest or otherwise, and thereby to protect the continuity of management. If, in the due exercise of its fiduciary obligations, the board of directors were to determine that a takeover proposal was not in our best interest, such shares could be issued by the board of directors without stockholder approval in one or more transactions that might prevent or render more difficult or costly the completion of the takeover transaction by diluting the voting or other rights of the proposed acquirer or insurgent stockholder group, by putting a substantial voting block in institutional or other hands that might undertake to support the position of the incumbent board of directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise.

In addition, our Articles of Incorporation grants our board of directors broad power to establish the rights and preferences of authorized and unissued shares of preferred stock. The issuance of shares of preferred stock could decrease the amount of earnings and assets available for distribution to holders of shares of Common Stock. The issuance also may adversely affect the rights and powers, including voting rights, of those holders and may have the effect of delaying, deterring or preventing a change in control of our Company.

Limitations of Director Liability and Indemnification of Directors, Officers and Employees

NRS 78.138 provides that directors of a corporation is not individually liable to the corporation or its stockholders or creditors for any damages as a result of any act or failure to act in his or her capacity as a director or officer unless: (a) the presumption that directors and officers acted in good faith on an informed basis with a view toward the best interest of the corporation has been rebutted and (b) it is proven that:

•	The director’s or officer’s act or failure to act constituted a breach of his or her fiduciary duties as a director or officer; and
•	such breach involved intentional misconduct, fraud or a knowing violation of law.

Our articles of incorporation provide that every person who was or is a party to, or is threatened to be made a party to, or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he, or a person of whom he is the legal representative, is or was a director or officer of our company, or is or was serving at our request as a director or officer of another corporation, or as our representative in a partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless to the fullest extent legally permissible under the laws of the State of Nevada from time to time against all expenses, liability and loss (including attorneys' fees, judgments, fines and amounts paid or to be paid in settlement) reasonably incurred or suffered by him in connection therewith. The expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by us as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by us.

Our Bylaws provide that our directors and officers shall have no personal liability to us or our stockholders for damages for breach of fiduciary duty as a director or officer, except for damages for breach of fiduciary duty resulting from (a) acts or omissions which involve intentional misconduct, fraud, or a knowing violation of law, or (b) the payment of dividends in violation of section 78.3900 of the Nevada Revised Statutes as it may from time to time be amended or any successor provision thereto.

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We have obtained a policy of directors’ and officers’ liability insurance.

We have entered into separate indemnification agreements with certain of our directors and officers. These agreements, among other things, require us to indemnify our directors and officers for any and all expenses (including reasonable attorneys’ fees, retainers, court costs, transcript costs, fees of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees) judgments, fines and amounts paid in settlement actually and reasonably incurred by such directors or officers or on his or her behalf in connection with any action or proceeding arising out of their services as one of our directors or officers, or any of our subsidiaries or any other company or enterprise to which the person provides services at our request provided that such person follows the procedures for determining entitlement to indemnification and advancement of expenses set forth in the indemnification agreement. We believe that these bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

The limitation of liability and indemnification provisions in our Articles of Incorporation and Bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might provide a benefit to us and our stockholders. Our results of operations and financial condition may be harmed to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

 Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

At present, there is no pending litigation or proceeding involving any of our directors or officers as to which indemnification is required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

Listing of the Common Stock on the NYSE American LLC

The Common Stock is listed for trading on the NYSE American LLC under the symbol “TOON.”

Transfer Agent and Registrar

The transfer agent and registrar for the Common Stock is VStock Transfer LLC.

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SELLING STOCKHOLDERS

The shares of Common Stock being offered by the Selling Stockholders are those issuable to the Selling Stockholders upon exercise of the Warrants. For additional information regarding the issuances of the Warrants, see “Description of Registered Direct Offering and Concurrent Private Placement” elsewhere in this prospectus. We are registering the shares of Common Stock in order to permit the Selling Stockholders to offer the shares of Common Stock for resale from time to time. Except for the entry into the Purchase Agreement, acquisition of shares of Common Stock, Pre-Funded Warrants and Warrants in the October Offerings and ownership of the other securities listed in the table below, the Investor has not had any material relationship with us within the past three (3) years. During the past three (3) years, Dawson James has not had any relationship with us other than acting as our placement agent and/or underwriter in various offerings, including the October Offerings and a warrant inducement transaction that was consummated in June 2023. The designees of Dawson James have not had any relationship with us during the past three (3) years other than through their affiliation with Dawson James.

The table below lists the Selling Stockholders and other information regarding the beneficial ownership of the shares of Common Stock by each of the Selling Stockholders. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to shares of our Common Stock or if a person has the right to acquire beneficial ownership of our Common Stock within 60 days. Such table has been prepared based upon information furnished to us by the Selling Shareholders. The Selling Stockholders identified below may have sold, transferred or otherwise disposed of some or all of their shares of Common Stock since the date on which the information in the following table is presented in transactions exempt from or not subject to the registration requirements of the Securities Act. Information concerning the Selling Stockholders may change from time to time and, if necessary, we will amend or supplement this prospectus accordingly and as required.

Unless otherwise indicated below, to our knowledge, the Selling Stockholders named in the table below have sole voting and investment power with respect to the shares of Common Stock beneficially owned by them. The number of shares of Common Stock disclosed as beneficially owned in the table below includes (i) all shares of our Common Stock held by such Selling Stockholder as of November 18, 2025, and (ii) all shares of our Common Stock issuable to such Selling Stockholder upon the exercise in full of the Warrants, without regard to any limitations on exercise of the Warrants. The inclusion of any shares in this table does not constitute an admission of beneficial ownership by the person named below.

The column in the table below titled “Number of Shares of Common Stock Beneficially Owned Prior to Offering” lists the number of shares of Common Stock beneficially owned by the Selling Stockholders, based on their respective ownership of shares of our Common Stock and the Warrants, as of November 18, 2025, assuming exercise in full of the Warrants held by the Selling Stockholders on that date, without regard to any limitations on exercises. As of November 14, 2025, we had 53,905,697 shares of our Common Stock outstanding.

The column in the table below titled “Maximum Number of Shares of Common Stock to be Sold in this Offering” lists the maximum number of shares of Common Stock to be sold by this prospectus by the Selling Stockholders.

In accordance with the terms of the Purchase Agreement with the Investor, this prospectus generally covers the resale of the maximum number of shares of Common Stock issuable upon exercise of the Warrants, determined as if the outstanding Warrants were exercised in full as of the trading day immediately preceding the date this Resale Registration Statement was initially filed with the SEC, , without regard to any limitations on the exercise of the Warrants. The fourth and fifth columns in the table below titled “Number of Shares of Common Stock Beneficially Owned After Offering” and “Percentage of Shares Beneficially Owned After Offering”, assume the exercise in full of all Warrants and the sale of all of the Warrant Shares offered by the Selling Stockholders pursuant to this prospectus, and gives effect to limitations on exercise of warrants held by the Selling Stockholders (other than the Warrants which are assumed for purposes of this prospectus to be exercised in full), if any. Therefore, percentages in the fifth column are calculated based upon an outstanding number of shares of Common Stock of 64,501,959 since the fifth column assumes the issuance of 10,596,262 Warrant Shares, which are not currently outstanding.

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Under the terms of the Warrants, the Selling Stockholders may not exercise the Warrants to the extent such exercise would cause such Selling Stockholder, together with its affiliates and attribution parties, to beneficially own a number of shares of Common Stock that would exceed 4.99%, of our then outstanding Common Stock following such exercise, excluding for purposes of such determination shares of Common Stock issuable upon exercise of such Warrants which have not been exercised. The number of shares in the second and third columns do not reflect this limitation. The Selling Stockholders may sell all, some or none of their shares in this offering. See “Plan of Distribution” section of this prospectus for more information.

Name of Selling Stockholders	Number of Shares of Common Stock Beneficially Owned Prior to Offering(1)	Maximum Number of Shares of Common Stock to be Sold in this Offering	Number of Shares of Common Stock Beneficially Owned After Offering	Percentage of Shares Beneficially Owned after Offering(1)
Anson Investments Master Fund LP(1)	22,905,778	9,903,049	6,637,320	9.99%
Dawson James Securities, Inc.(2)	138,643	138,643	–	–
Jonathan Schechter(3)	427,296	271,740	155,556	*
Joseph Reda(4)	1,282,830	282,830	1,000,000	1.53%

___________________

*	less than 1%

(1)

Shares listed in the column “Maximum Number of Shares of Common Stock to be Sold in this Offering” consist of 9,903,049 Common Warrant Shares issuable upon exercise of the Warrants. Shares listed in the column “Number of Shares of Common Stock Beneficially Owned Prior to Offering” consists of such aforementioned 9,903,049 Common Warrant Shares, as well as: (i) 3,000,000 shares of Common Stock purchased in the October 2025 Registered Direct Offering; (ii) 6,903,049 shares of Common Stock issuable upon exercise of the Pre-Funded Warrants purchased in the October 2025 Registered Direct Offering; (iii) 1,699,632 shares of Common Stock that were not purchased in connection with the October Offerings; and (iv) 1,400,048 shares of Common Stock issuable upon exercise of warrants that were not purchased in connection with the October Offerings. Shares and percentages listed in the fourth and fifth columns include: (i) 4,699,632 shares of Common Stock; and (ii) 1,937,688 shares of Common Stock issuable upon exercise of Pre-Funded Warrants purchased in the October 2025 Registered Direct Offering, and do not include: (i) 4,965,361 shares of Common Stock issuable upon exercise of Pre-Funded Warrants purchased in the October 2025 Registered Direct Offering; and (ii) 1,400,048 shares of Common Stock issuable upon exercise of warrants that were not purchased in connection with the October Offerings, due to limitations on the exercise of such Pre-Funded Warrants and other warrants.

Anson Advisors Inc. and Anson Funds Management LP, the Co-Investment Advisers of Anson Investments Master Fund LP (“Anson Investments”), hold voting and dispositive power over our securities held by Anson Investments. Tony Moore is the managing member of Anson Management GP LLC, which is the general partner of Anson Funds Management LP. Moez Kassam and Amin Nathoo are directors of Anson Advisors Inc. Mr. Moore, Mr. Kassam and Mr. Nathoo each disclaim beneficial ownership of these securities except to the extent of their pecuniary interest therein. The principal business address of Anson Investments is Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

(2)	Shares listed in the columns “Maximum Number of Shares of Common Stock to be Sold in this Offering” and “Number of Shares of Common Stock Beneficially Owned Prior to Offering” consist of 138,643 Placement Agent Warrant Shares issuable upon exercise of the Placement Agent Warrants. Dawson James is a registered broker-dealer and has a registered address of 101 N. Federal Highway # 600, Boca Raton, Florida 33432. Dawson James and its designees acquired the Placement Agent Warrants in the ordinary course of business and, at the time the Placement Agent Warrants were acquired, neither Dawson James nor its designees had any agreement or understanding, directly or indirectly, with any person to distribute such securities. Robert D. Keyser, Jr. has sole voting and disposition power over the shares beneficially owned by Dawson James.

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(3)	Shares listed in the column “Maximum Number of Shares of Common Stock to be Sold in this Offering” consists of 271,740 Placement Agent Warrant Shares issuable upon exercise of the Placement Agent Warrants. Shares listed in the column “Number of Shares of Common Stock Beneficially Owned Prior to Offering” consists of such aforementioned 271,740 Placement Agent Warrant Shares, as well as 155,556 shares of Common Stock issuable upon the exercise of warrants issued in connection with the June 2023 warrant inducement transaction. Shares and percentages listed in the fourth and fifth columns include 155,556 shares of Common Stock issuable upon the exercise of warrants issued in connection with the June 2023 warrant inducement. Mr. Schecter is a designee of, and is affiliated with, Dawson James. Dawson James is a registered broker-dealer and has a registered address of c/o Dawson James, 101 N. Federal Highway # 600, Boca Raton, Florida 33432. Dawson James and its designees acquired the Placement Agent Warrants in the ordinary course of business and, at the time the Placement Agent Warrants were acquired, neither Dawson James nor its designees had any agreement or understanding, directly or indirectly, with any person to distribute such securities.

(4)	Shares listed in the column “Maximum Number of Shares of Common Stock to be Sold in this Offering” consists of 282,830 Placement Agent Warrant Shares issuable upon exercise of the Placement Agent Warrants. Shares listed in the column “Number of Shares of Common Stock Beneficially Owned Prior to Offering” consists of such aforementioned 282,830 Placement Agent Warrant Shares, as well as 1,000,000 shares of Common Stock issuable upon the exercise of warrants issued in connection with the June 2023 warrant inducement transaction. Shares and percentages listed in the fourth and fifth columns include 1,000,000 shares of Common Stock issuable upon the exercise of warrants issued in connection with the June 2023 warrant inducement. Mr. Reda is a designee of, and is affiliated with, Dawson James. Dawson James is a registered broker-dealer and has a registered address of c/o Dawson James, 101 N. Federal Highway # 600, Boca Raton, Florida 33432. Dawson James and its designees acquired the Placement Agent Warrants in the ordinary course of business and, at the time the Placement Agent Warrants were acquired, neither Dawson James nor its designees had any agreement or understanding, directly or indirectly, with any person to distribute such securities.

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PLAN OF DISTRIBUTION

Each Selling Stockholder of the securities and any of its pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the NYSE American or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Stockholders may use any one or more of the following methods when selling securities:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales;

•	in transactions through broker-dealers that agree with the Selling Stockholders to sell a specified number of such securities at a stipulated price per security;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The Stockholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the securities or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

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The Selling Stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholders has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

We are required to pay certain fees and expenses incurred by us incident to the registration of the securities. We have agreed to indemnify the Investor against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the Investor does not own any Common Warrants or Common Warrant Shares, as applicable.

Pursuant to applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the Common Stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the Common Stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

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LEGAL MATTERS

Blank Rome LLP, New York, New York is representing us in connection with the offering. The validity of the shares of common stock offered hereby will be passed upon for us by Flangas Law Group, Las Vegas, Nevada.

EXPERTS

The consolidated financial statements of Kartoon Studios, Inc. as of December 31, 2024 and 2023, and for the years ended December 31, 2024 and 2023, incorporated by reference in this prospectus and in the registration statement have been so incorporated in reliance on the report of WithumSmith+Brown, PC, independent registered public accounting firm, given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement under the Securities Act for the securities offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed therewith. For further information about us and the securities offered hereby, we refer you to the registration statement and the exhibits and schedules filed thereto. Any statements made in this prospectus concerning legal documents are not necessarily complete and you should read the documents that are filed as exhibits to the registration statement or otherwise filed with the SEC for a more complete understanding of the document or matter.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public at the SEC’s website at www.sec.gov. We are subject to the information and periodic reporting requirements of the Exchange Act, and we file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information are available at the website of the SEC referred to above. We maintain a website at www.kartoonstudios.com. You may access our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act with the SEC free of charge at our website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website is not incorporated by reference in, and is not part of, this prospectus.

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INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information from other documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus.

We incorporate by reference into this prospectus and the registration statement of which this prospectus is a part the information or documents listed below that we have filed with the SEC (Commission File No. 001-37950):

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2024 filed with the SEC on March 31, 2025;
•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2025 filed with the SEC on May 15, 2025;
•	Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2025 filed with the SEC on August 14, 2025;
•	Our Quarterly Report on Form 10-Q for the quarter ended September 30, 2025 filed with the SEC on November 14, 2025;
•	Our Current Reports on Form 8-K (other than information furnished rather than filed) filed on January 21, 2025, March 11, 2025, May 16, 2025, August 29, 2025, September 5, 2025, October 17, 2025, October 21, 2025 and November 28, 2025;
•	Our Definitive Proxy Statement on Schedule 14A for our Annual Meeting of Stockholders filed on April 3, 2025; and
•	The description of our common stock set forth in (i) our registration statement on Form 8-A12B, filed with the SEC on June 22, 2023 (File No. 001-37950) and (ii) Exhibit 4.2—Description of Securities of Kartoon Studios, Inc. to our Annual Report on Form 10-K for the fiscal year ended December 31, 2024.

We also incorporate by reference any future filings (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items unless such Form 8-K expressly provides to the contrary) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, including those made (i) on or after the date of the initial filing of the registration statement of which this prospectus forms a part and prior to effectiveness of such registration statement, and (ii) on or after the date of this prospectus but prior to the termination of the offering (i.e., until the earlier of the date on which all of the securities registered hereunder have been sold or the registration statement of which this prospectus forms a part has been withdrawn). Information in such future filings updates and supplements the information provided in this prospectus. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or replace such earlier statements.

We will furnish without charge to each person, including any beneficial owner, to whom a prospectus is delivered, upon written or oral request, a copy of any or all of the documents incorporated by reference into this prospectus but not delivered with the prospectus, including exhibits that are specifically incorporated by reference into such documents. You should direct any requests for documents to:

Kartoon Studios, Inc.

190 N. Canon Drive, 4th Floor

Beverly Hills, CA 90210

Attn: Brian Parisi

You may also access these documents, free of charge, on the SEC’s website at www.sec.gov or on our website at www.kartoonstudios.com. The information contained in, or that can be accessed through, our website is not incorporated by reference in, and is not part of, this prospectus.

In accordance with Rule 412 of the Securities Act, any statement contained in a document incorporated by reference herein shall be deemed modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.

You should rely only on information contained in, or incorporated by reference into, this prospectus and any prospectus supplement. We have not authorized anyone to provide you with information different from that contained in this prospectus or incorporated by reference into this prospectus. We are not making offers to sell the securities in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such an offer or solicitation.

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10,596,262 Shares of Common Stock

PROSPECTUS

December 9, 2025